Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-143026, 333-158473) and S-8 (File Nos. 333-17073, 333-50353, 333-71249, 333-102545, 333-103341, 333-111170, 333-120620, 333-133667, 333-135459, 333-140091, 333-148357, 333-159711, 333-167536, 333-167536a, 333-171717, 333-179592, 333-190010, 333-196293) of Micron Technology, Inc. of our report dated October 28, 2013, except with respect to our opinion on the consolidated financial statements insofar it relates to the effects of the change in reportable segments discussed in the Segment Information note, as to which the date is July 22, 2014, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Micron Technology, Inc. dated July 22, 2014.

/s/ PricewaterhouseCoopers LLP
San Jose, CA
July 22, 2014